Exhibit 15.3

Terry L. Kremmel, PE
WSP USA, Inc.
701 Emerson Road, Suite 250
Creve Coeur, Missouri 63141

CONSENT OF QUALIFIED PERSON

I, Terry L. Kremmel, state that I am responsible for preparing or supervising the preparation of part(s) of the technical report summary titled Technical Report Summary of the Rhyolite Ridge Lithium-Boron Project with an effective date of October 25, 2023, as signed and certified by me (the “Technical Report Summary”).

Furthermore, I state that:

(a)	I consent to the public filing of the Technical Report Summary by ioneer Ltd;

(b)	the document that the Technical Report Summary supports is the Registration Statement on Form S-8 and the Registration Statement on Form 20-F of ioneer Ltd 20-F”);

(c)
I consent to the use of my name, or any quotation from or summarization in the 20-F of the parts of the Technical Report Summary for which I am responsible, to the filing of the Technical Report Summary as an exhibit to the 20-F, and to the incorporation by reference of the Technical Report Summary into the Company’s Registration Statement on Form S-8 and any amendments thereto (collectively, the “Registration Statements”); and

(d)
I confirm that I have read the 20-F, and that the 20-F fairly and accurately reflects, in the form and context in which it appears, the information in the Technical Report Summary or in the part(s) thereof for which I am responsible.

Dated at St Louis, Missouri USA this 27, October 2023.

/s/ Terry L. Kremmel

Terry L. Kremmel, P.E. (MO NC) SME Registered Member 01791760
[Print name and professional licensures of Qualified Person]